As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

NEW CENTURY BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	20-0218264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 W. Cumberland Street

Dunn, North Carolina 28335

(910) 892-7080

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

New Century Bank Directors’ Deferral Plan

(Full title of the plan)

JOHN Q. SHAW, JR.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

NEW CENTURY BANCORP, INC.

700 W. CUMBERLAND STREET

DUNN, NORTH CAROLINA 28335

(910) 892-7080

(Name and address of agent for service)

WITH COPIES TO:

ANTHONY GAETA, JR., ESQ.

TODD H. EVESON, ESQ.

GAETA & ASSOCIATES, P.A.

8305 FALLS OF NEUSE ROAD, SUITE 203

RALEIGH, NORTH CAROLINA 27615

(919) 845-2558

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Shares of Common Stock pursuant to deferred compensation plan	50,000	$24.75	$1,237,500	$156.80

(1)	The shares of Common Stock are being offered to directors of New Century Bank (the “Bank”), a wholly owned subsidiary of New Century Bancorp, Inc. (the “Company”), pursuant and in accordance with the terms of the New Century Bank Directors’ Deferral Plan, as amended (the “Plan”). Pursuant to Rule 457(c), the Proposed Maximum Offering Price Per Share, Proposed Maximum Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the average of the bid and asked price as of July 28, 2004.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory note

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Directors’ Deferral Plan as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

(a)	Registrant’s latest Annual Report on Form 10-KSB for the year ended December 31, 2003;

(b)	Registrant’s Quarterly Report on Form 10-QSB for the period ended March 31, 2004; and Registrant’s Current Reports on Form 8-K dated as of January 9, 2004, March 12, 2004, May 11, 2004, June 8, 2004 and July 28, 2004.

(c)	Registrant is the successor issuer of New Century Bank. New Century Bank’s common stock was registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to a registration statement on Form 10-SB filed with the Federal Deposit Insurance Corporation on July 31, 2000. The Registrant filed a Report on Form 8-K with the Commission on September 25, 2003 reporting that it was the successor issuer of New Century Bank pursuant to Rule 12g-3 promulgated under the Exchange Act. A description of Registrant’s common stock is incorporated by reference herein from Exhibit 99.2 filed herewith.

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he or she acted in good faith and he or she reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests; (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation in which he or she was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he or she was a party against reasonable expenses to the extent that he or she is wholly successful on the merits or otherwise in his or her defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he or she met the applicable standard of conduct. Such determination may be made by; or (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; or (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; or (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide that current and former directors, officers, employees and agents of the Registrant, who are, were, or are threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding or appeal, shall be indemnified and held harmless to the fullest extent permitted by law. This indemnification provided by the Registrant’s Articles of Incorporation applies to all liability and expense, including, but not limited to, attorney’s fees, judgments, fines, excise taxes, settlement amounts, and attorney’s fees associated with the enforcement of such indemnification. The Bylaws of the Registrant provide for the indemnification of directors, officers, employees and agents to the maximum extent permitted by law.

Item 8. Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description
4.1	Specimen of Registrant’s Common Stock certificate(1)

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Gaeta & Associates, P.A. (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (2)

99.1	New Century Bank Directors’ Deferral Plan, as amended (filed herewith)

99.2	Description of Registrant’s Capital Stock (2)

(1)	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 30, 2004.
(2)	Incorporated by reference to Registrant’s Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on July 19, 2004.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dunn, State of North Carolina, on July 29, 2004.

NEW CENTURY BANCORP, INC.

By:	/s/ John Q. Shaw, Jr.
John Q. Shaw, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities on July 29, 2004.

SIGNATURE	CAPACITY
/s/ John Q. Shaw, Jr. John Q. Shaw, Jr.	Director, President, and Chief Executive Officer

/s/ Lisa F. Campbell* Lisa F. Campbell	Senior Vice President, Chief Financial Officer, and Secretary

/s/ C. L. Tart, Jr.* C. L. Tart, Jr.	Chairman of the Board

/s/ Oscar N. Harris* Oscar N. Harris	Vice Chairman of the Board

/s/ J. Gary Ciccone* J. Gary Ciccone	Director

/s/ T.C. Godwin, Jr.* T. C. Godwin, Jr.	Director

/s/ Gerald W. Hayes* Gerald W. Hayes	Director

/s/ John W. McCauley* John W. McCauley	Director

/s/ Carlie C. McLamb* Carlie C. McLamb	Director

/s/ Anthony E. Rand* Anthony E. Rand	Director

* By:	/s/ John Q. Shaw, Jr.
John Q. Shaw
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen of Registrant’s Common Stock certificate(1)

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Gaeta & Associates, P.A. (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (2)

99.1	New Century Bank Directors’ Deferral Plan, as amended (filed herewith)

99.2	Description of Registrant’s Capital Stock (2)

(1)	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 30, 2004.
(2)	Incorporated by reference to Registrant’s Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on July 19, 2004.